Exhibit 3.30

Nova Scotia

CERTIFICATE OF INCORPORATION

Companies Act

Registry Number

3093330

Name of Company

MOLSON COORS CALLCO ULC

I hereby certify that the above-mentioned company was incorporated this date under the Companies Act and that the liability of the members is unlimited.

September 9, 2004
Agent of the Registrar of Joint Stock Companies	Date of Incorporation